Contact:	Mark A. Kopser
Senior Vice President and Chief Financial Officer
or
Richard J. Sirchio
Treasurer and Vice President/Investor Relations
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UNITED SURGICAL PARTNERS INTERNATIONAL ENTERS INTO LETTER OF

INTENT TO ACQUIRE SECOND SURGICAL FACILITY IN CALIFORNIA

DALLAS, Texas (December 3, 2001) - United Surgical Partners International, Inc. (Nasdaq/NM:USPI) today announced that it has entered into a non-binding letter of intent to acquire a 35% interest in The Coast Surgery Center of South Bay, Inc., a surgical facility in Torrance, California.  Closing of the acquisition, which is subject to due diligence as well as Company Board approval, is expected by year end.  Terms of the transaction were not disclosed.

                Donald E. Steen, United Surgical Partners International's chairman and chief executive officer, said, "The Southern California marketplace represents an area of the country that we believe holds significant potential for United Surgical Partners International.  Last month, we announced the signing of an agreement to acquire our first facility in California, San Gabriel Valley Surgical Center, located in West Covina, in the greater Los Angeles market, and we believe that The Coast Surgery Center of South Bay, with its state-of-the-art capabilities, will be an excellent complement to this market."

                United Surgical Partners International, headquartered in Dallas, Texas, owns and operates 48 surgical facilities in the United States, Spain and the United Kingdom.

                The above statements include forward-looking statements based on current management expectations.  Numerous factors exist which may cause results to differ from these expectations.  Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict.  These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) the risk that the Company will not complete the Torrance, California, acquisition, (ii) possible changes in reimbursement to healthcare providers and insurers that may reduce payments; (iii) its ability to attract and retain qualified management and personnel, including physicians; (vi) the geographic concentration of the Company's operations; (v) risks associated with the Company's acquisition and disposition strategies; (iv) the regulated nature of the healthcare industry; (vii) the highly competitive nature of the healthcare business; and (viii) those risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission.  Therefore, the Company's actual results may differ materially.  The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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